Exhibit 99.1

NAVTECH, INC. ACKNOWLEDGES UNSOLICITED TENDER OFFER

COMMENCED BY NV HOLDINGS, INC.

Waterloo, ON October 9. 2007—Navtech, Inc. (OTCBB: NAVH), a leading international provider of flight operations software and services, confirmed today that NV Holdings, Inc. has commenced an unsolicited cash tender offer to acquire all of the outstanding shares of Navtech’s common stock not already held by NV Holdings or its affiliates for $2.50 per share.

NV Holdings’ tender offer is being assessed by the board of directors of Navtech.

On or before October 23, 2007, Navtech intends to file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 stating whether the Navtech board recommends acceptance or rejection of NV Holdings’ unsolicited tender offer, expresses no opinion and remains neutral toward the tender offer, or is unable to take a position with respect to the tender offer, as well as setting forth the board’s reasons for its position with respect to the tender offer.

Navtech’s shareholders should defer making any determination with respect to the tender offer until they have been advised of the board’s position with respect to the tender offer.

About Navtech, Inc.

Navtech creates and supports superior flight operations software and services for airlines. With more than 250 airline customers around the world, Navtech’s products directly support millions of flights around the globe each year. Navtech’s product portfolio includes aeronautical charts, navigation data, flight planning, crew planning, runway analysis, and weight & balance systems. Navtech has more than 250 employees with offices in the United States, Canada, Sweden, the United Kingdom and Singapore.

For more information, please contact

Navtech, Inc.
David Struke
Chief Executive Officer
(519) 747-1170 x280
Email: dstruke@navtechinc.com
www.navtechinc.com.